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                                                                    Exhibit 10.1




                               SEVERANCE AGREEMENT

                  THIS AGREEMENT is entered into as of the 1st day of September 2001 (the "Effective Date") by and between Avaya Inc., a Delaware corporation, and Donald K. Peterson (the "Executive").


                               W I T N E S S E T H

                  WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and the Executive's services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

                  WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

                  1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Cause" means:

                           (1) a material breach by the Executive of those
                  duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

                           (2) the commission by the Executive of a felony
                  involving moral turpitude;


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                           (3) the commission by the Executive of theft, fraud,
                  breach of trust or any act of dishonesty involving the Company or its subsidiaries; or

                           (4) the significant violation by the Executive of the
                  Company's code of conduct or any statutory or common law duty of loyalty to the Company or its subsidiaries.

                  (c) "Change in Control" means:

                           (1) an acquisition by any individual, entity or group
                  (within the meaning of Section 13 (d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security so being converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 1(c); or

                           (2) a change in the composition of the Board such
                  that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and PROVIDED, FURTHER HOWEVER, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation by an Entity other than the Board for the purpose of opposing a solicitation by any other Entity with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

                           (3) the approval by the stockholders of the Company
                  of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate


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                  Transaction pursuant to which (A) all or substantially all of the individuals and entities who are beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other individual, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause
                  (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of the directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

                           (4) the approval by the stockholders of the Company
                  of a complete liquidation or dissolution of the Company.

                  (d) "Company" means Avaya Inc., a Delaware corporation.

                  (e) "Date of Termination" means:

                           (1) the effective date on which the Executive's
                  employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11 or

                           (2) if the Executive's employment by the Company
                  terminates by reason of death, the date of death of the Executive.

                  (f) "Entity" has the meaning set forth in Section 1(c)(1).


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                  (g) "Good Reason" means, without the Executive's express
written consent, the occurrence of any of the following events after a Change in
Control:

                           (1) any of (i) the assignment to the Executive of any
                  duties inconsistent in any material respect with the Executive's duties or responsibilities with the Company immediately prior to such Change in Control, (ii) any material reduction in the Executive's duties or responsibilities with the Company immediately prior to such Change in Control; (iii) a change in the Executive's titles or offices with the Company as in effect immediately prior to such Change in Control which is adverse to the Executive or (iv) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement;

                           (2) a reduction by the Company in the Executive's
                  rate of annual base salary or Target Percentage as in effect immediately prior to such Change in Control (or if a different short-term incentive compensation opportunity is then in effect, a reduction in the amount of such different short-term incentive compensation opportunity below the short-term incentive compensation opportunity which had been afforded by the Target Percentage as in effect immediately prior to such Change in Control) or as the same may be increased from time to time thereafter;

                           (3) any requirement of the Company that the Executive
                  be based more than 30 miles from the facility where the Executive is located at the time of the Change in Control;

                           (4) the failure of the Company to continue in effect
                  any incentive compensation plan or supplemental retirement plan, including the Supplemental Pension Plan, in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable compensation opportunity and benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's compensation opportunity and benefits under any such plan; or

                           (5) the failure of the Company to obtain the
                  assumption agreement from any successor as contemplated in
                  Section 10(b).

                  For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not constitute Good Reason.

                  (h) "Nonqualifying Termination" means a termination of the Executive's employment:

                           (1) by the Company for Cause,

                           (2) by the Executive for any reason other than Good
                  Reason,



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                           (3) by the Executive for Good Reason more than six
                  (6) months after the event constituting Good Reason,

                           (4) as a result of the Executive's death or

                           (5) by the Company under circumstances where the
                  Executive qualifies for benefits under a long-term disability pay plan.

                  (i) "Potential Change in Control," for purposes of this Plan, shall mean the happening of any of the following events:

                           (1) the commencement of a tender or exchange offer by
                  any third person which, if consummated, would result in a Change in Control;

                           (2) the execution of an agreement by the Company, the
                  consummation of which would result in the occurrence of a Change in Control;

                           (3) the public announcement by any person (including
                  the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control other than through a contested election for directors of the Company; or

                           (4) the adoption by the Board, as a result of other
                  circumstances, including, without limitation, circumstances similar or related to the foregoing, of a resolution to the effect that a Potential Change in Control has occurred.

A Potential Change in Control shall be deemed to be pending until the earliest of (i) the first anniversary thereof, (ii) the occurrence of a Change in Control and (iii) the occurrence of a subsequent Potential Change in Control.

                  (j) "Supplemental Pension Plan" means the Avaya Inc. Supplemental Pension Plan or any successor plan.

                  (k) "Target Percentage" means the annualized percentage applied to an Executive's annual base salary in order to calculate the target award for such Executive under the Company's short-term incentive compensation program, prior to the application of Company or individual performance factors.

                  (l) "Termination Period" means the period of time beginning with a Change in Control and ending on the earlier to occur of:

                           (1) two years following such Change in Control and

                           (2) the Executive's death.

                  2. OBLIGATIONS OF THE EXECUTIVE. The Executive agrees that in the event of a Potential Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason prior to the termination of such Potential Change in Control as follows:



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                  (a) if the Potential Change in Control terminates by reason other than the occurrence of a Change in Control, until the earlier of (1) the first anniversary of such Potential Change in Control and (2) the occurrence of a subsequent Potential Change in Control; and

                  (b) if the Potential Change in Control terminates by reason of the occurrence of a Change in Control, until 90 days following such Change in Control.

                  For purposes of clause (a) of the preceding sentence, Good Reason shall be determined as if a Change in Control had occurred when such Potential Change in Control became known to the Board.

                  3. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                  (a) If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive, within 30 days following the Date of Termination, as compensation for services rendered to the Company:

                           (1) a cash amount equal to the sum of (i) the
                  Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination and any short-term incentive compensation earned by the Executive for any performance period ending prior to the Date of Termination, in each case to the extent not theretofore paid,
                  (ii) an amount equal to the Executive's annual base salary multiplied by the Executive's Target Percentage applicable immediately prior to the Date of Termination (or, if greater, immediately prior to the Change in Control), multiplied by 50%, multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable six-month performance period in which the Date of Termination occurs through the Date of Termination and the denominator of which is 180 (or if a different short-term incentive compensation opportunity is then in effect, an amount equal to the target short-term incentive compensation afforded by such different short-term incentive compensation opportunity for the applicable performance period in which the Date of Termination occurs (but not less than the amount that would have been afforded by the Target Percentage as in effect immediately prior to such Change in Control), multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable performance period in which the Date of Termination occurs through the Date of Termination and the denominator of which is the total number of days in such applicable performance period) and (iii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

                           (2) a lump-sum cash amount (subject to any applicable
                  payroll or other taxes required to be withheld pursuant to
                  Section 5) in an amount equal to (i) three (3) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Termination, plus (ii) an amount equal to the product of three (3) times such annual base salary multiplied by the Executive's Target Percentage as applicable immediately prior to the Date of Termination (or, if greater, immediately prior to the Change in


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                  Control) (or if a different short-term incentive compensation opportunity is then in effect, an amount equal to the product of [ ] ( )] times the annual target short-term incentive compensation afforded by such different short-term incentive compensation opportunity, but not less than [ ] ( )] times the amount that would have been afforded by the Target Percentage as in effect immediately prior to such Change in Control); PROVIDED, HOWEVER, that any amount paid pursuant to this
                  Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary, short-term incentive compensation or other bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company. Notwithstanding the foregoing, if the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then the payments made pursuant to this
                  Section 3(a)(2) shall be reduced by the amount of any such severance, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

                  (b) In addition to the payments to be made pursuant to Section 3(a), the Company shall pay to the Executive at the time the payments pursuant to Section 3(a) shall be made, a lump-sum cash amount equal to the actuarial equivalent of the excess of (i) the Executive's accrued benefits under any qualified defined benefit pension plan and any nonqualified supplemental defined benefit pension plan of the Company in which the Executive is a participant, calculated by increasing the Executive's age and service credit under such plans as of the Date of Termination by three (3) year(s) over (ii) the Executive's accrued benefits under such plans as of the Date of Termination. Such lump sum cash amount shall be computed using the same actuarial methods and assumptions then in use for purposes of computing benefits under such plans, provided that the interest rate used in making such computation shall not be greater than the interest rate permitted under Section 417(e) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Date of Termination.

                  (c) For a period of three (3) years commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination; PROVIDED, HOWEVER, that the medical and life insurance coverage provided pursuant to this Section 3(c) shall be in lieu of any other medical and life insurance coverage to which the Executive is entitled under any plan, policy or arrangement of the Company or any law obligating the Company to provide such insurance coverage upon termination of employment of the Executive.

                  (d) If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive, within 30 days following the Date of Termination, a cash amount equal to the sum of:



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                           (1) the Executive's full annual base salary from the
                  Company through the Date of Termination, to the extent not theretofore paid, and

                           (2) any compensation previously deferred by the
                  Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

                  4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, as a result of the acceleration of the vesting of stock options, restricted stock units or other equity awards, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; PROVIDED, HOWEVER, that the Executive shall be entitled to receive a Gross-Up Payment only if the amount of the "parachute payment" (as defined in Section 280G(b)(2) of the Code) exceeds the sum of (A) $50,000 plus (B) 2.99 times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code), and PROVIDED FURTHER, that if the Executive is not entitled to receive a Gross-Up Payment, the Executive shall be entitled to receive only such amounts under Sections 3(a)(2), 3(b) and 3(c) of this Agreement that would not include any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as bearing any loss of tax deduction caused by the Gross-Up Payment.

                  (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that


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failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Accounting Firm shall make all determinations under the tax standard of "substantial authority" as such term is used in Section 6662 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (1) give the Company any information reasonably
                  requested by the Company relating to such claim,

                           (2) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (3) cooperate with the Company in good faith in order
                  effectively to contest such claim, and

                           (4) permit the Company to participate in any
                  proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or


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contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED FURTHER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  5. WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

                  6. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under "Money Rates" in THE WALL STREET JOURNAL from time to time, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.



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                  7. OPERATIVE EVENT. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

                  8. TERMINATION OF AGREEMENT.

                  (a) This Agreement shall be effective on the Effective Date and shall expire on the second anniversary of the Effective Date, provided that the term of this Agreement shall be extended automatically for one additional year as of each annual anniversary of the Effective Date, commencing with the second anniversary of the Effective Date (each such date a "Renewal Date") unless this Agreement is terminated pursuant to Section 8(b) or, if earlier, upon the earlier to occur of (i) termination of the Executive's employment with the Company prior to a Change in Control and (ii) the Executive's death. Notwithstanding the foregoing, any expiration of this Agreement shall not retroactively impair or otherwise adversely affect the rights of the Executive which have arisen prior to the date of such expiration.

                  (b) The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Agreement, which amendment or termination shall not become effective until the Renewal Date coincident with or next following the date of such action, or if later, the date fixed by the Board for such amendment or termination; provided, that an amendment which is not adverse to the interests of the Executive shall take effect immediately; and provided further, that in no event shall this Agreement be amended in a manner adverse to the interests of the Executive or be terminated during any period that a Potential Change in Control is pending or in the event of a Change in Control.

                  9. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; PROVIDED, HOWEVER, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

                  10. SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

                  (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 10(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive's beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination during the Termination Period. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

                  (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

                  11. NOTICES.

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed

                           (1) if to the Executive, to the home address of the
                  Executive on the most current Company records, and if to the Company, to Avaya Inc., attention Vice President, Human Resources with a copy to the Secretary of the Board, or

                           (2) to such other address as either party may have
                  furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  12. FULL SETTLEMENT; RESOLUTION OF DISPUTES.

                  (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

                  (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under Sections 3(a), 3(b) and 3(c), the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3(a), 3(b) and 3(c) as though such termination were by the Company without Cause or by the Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this Section 12(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

                  13. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with (i) any "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code, (ii) an entity in which the Company directly or indirectly owns 50% or more of the voting interests or (iii) an entity in which the Company has a significant equity interest, as determined by the Board or by the Corporate Governance and Compensation Committee (or any successor committee) of the Board.

                  14. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

                  15. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  16. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

                                                AVAYA INC.


                                                By: /s/ Michael J. Harrison
                                                   ----------------------------



                                                EXECUTIVE

                                                /s/ Donald K. Peterson
                                                ------------------------------
                                                Donald K. Peterson

NOTE: The Company has also entered into Severance Agreements, each dated as of September 1, 2001, with each of the following executive officers:

Garry K. McGuire, Sr.     Chief Financial Officer and Senior Vice President,
                          Operations

Michael A. Dennis         Group Vice President, Services

David P. Johnson          Senior Vice President, Sales and Marketing

Karyn Mashima             Senior Vice President, Strategy and Technology

Such Severance Agreements are substantially identical to Mr. Peterson's in all material respects, except that the severance benefit for each above listed executive officer is two times the sum of their respective annual base salaries and target bonuses. In addition, these executive officers are entitled to continuation of medical and life insurance and a pension enhancement payment for a two-year period.